EXHIBIT 1
TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), is dated as of September 23, 2013 and is entered into by and among Zishen Wu (“Founder”), Full Alliance International Limited (“Full Alliance”), MSPEA Agriculture Holding Limited (“MSPEA”) and Abax Global Capital (Hong Kong) Limited (“Abax”).  Each of Founder, Full Alliance, MSPEA and Abax is referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Consortium Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Consortium Agreement, dated as of October 15, 2012 (the “Consortium Agreement”);

WHEREAS, pursuant to Section 8 of the Consortium Agreement, the Parties are permitted to modify the Consortium Agreement; and

WHEREAS, the Parties desire to terminate the Consortium Agreement in its entirety on the date hereof.

NOW, THEREFORE, the Parties agree as follows:

1. Termination of the Consortium Agreement.  The Consortium Agreement is hereby unconditionally and irrevocably terminated in its entirety (including, for the avoidance of doubt, Section 5 thereof) and is of no further force or effect.  As of the date hereof, no Party has any further rights or obligations under the Consortium Agreement.  Each Party agrees that it has no claim arising under or relating to the Consortium Agreement (whether in contract, tort or otherwise) against any other Party.

2. Governing Law.  This Termination Agreement and all matters arising out of or relating to this Termination Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without reference to conflict of laws principles.

3. No Modification.  No provision in this Termination Agreement can be waived, modified or amended except by written consent of the Parties.

4. Counterparts; Entire Agreement.  This Termination Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.  This Termination Agreement sets forth the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions or documents relating thereto.

5. Successors.  This Termination Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.

[Signatures to Follow on the Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the date and year first written above.

Zishen Wu
By:	/s/ Zishen Wu

Full Alliance International Limited

By:	/s/ Xingmei Zhong
	Name:	Xingmei Zhong
	Title:	Director

MSPEA Agriculture Holding Limited
By:	/s/ Samantha Jennifer Cooper
	Name:	Samantha Jennifer Cooper
	Title:	Director

Abax Global Capital (Hong Kong)
Limited
By:	/s/ Xiang Dong Yang
	Name:	Xiang Dong Yang
	Title:	Director

[Signature Page to Termination Agreement]